Exhibit 22.1

2010 ANNUAL REPORT

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

415 NORTH QUAY STREET, BUILDING B1

KENNEWICK, WA 99336

To Our Shareholders,

For Electronic Systems Technology, Inc., 2010 was a year of welcome recovery following the recession experienced during 2009 and 2008.  Our total revenues for 2010 increased to $2,241,655 compared to 2009 revenues of $1,892,592.   Sales revenues for 2010 increased to $2,228,798 from 2009 sales of $1,867,076, reflecting an increase of 19%.  During 2010 net income was a greatly improved $129,452, or $0.02 per share, compared with net income for 2009 of $24,495, or $0.00 per share.

We remain firmly focused on our goal of being innovators in wireless data communications and continuing to offer superior customer service for our users.  We continued to focus our development during 2010 on expansion of user features of the software interface for the ESTeem® 195E family of products.

Our aggressive cost controls implemented during 2009/2010 aided the Company in remaining financially strong during stormy economic weather.  After weathering the downturn we experienced during 2008/2009, during 2011 we intend to incorporate carefully managed expenditures in order to maximize product development and employee retention while attempting to control costs.

Though we believe the uncertain economy will present challenges during 2011, we look forward to meeting those challenges as they arise.  On behalf of the Company and our employees, I would like to thank our shareholders for their ongoing support.

T.L. Kirchner

President

COMPANY PROFILE

Electronic Systems Technology, Inc. (“EST” or the “Company”) specializes in the manufacturing and development of wireless modem products.  The Company uses manufacturing, marketing, and research and development efforts to produce and market the Company’s line of ESTeem (tm) Wireless Modem products and accessories.  The Company’s product offerings provide innovative communication solutions for applications not served or underutilized by conventional communication systems.  The Company’s products are offered in the process automation markets in commercial, industrial, and government arenas both domestically and internationally, as well as domestic markets for public safety communications infrastructure.  The Company’s products are marketed through direct sales, sales representatives, and resellers.

The Company was incorporated in the State of Washington in February 1984, and was granted a United States Patent for the “Wireless Computer Modem” in May 1987, and Canadian patent in October 1988.  The Company established a "doing business as" or "DBA" structure, based on the Company's registered trade name of ESTeem Wireless Modems in 2007.  During the past three years, the Company has continued product improvements and enhancements to incorporate continuing technological developments, and respond to customer needs and market opportunities.  Development efforts during 2010 were focused on continued software and hardware refinement to the ESTeem 195E family of products to promote ease of use and network integration for users of the product.  In an effort to maintain and expand its customer base, specifically focusing on the industrial control marketplace, the Company continues efforts to team with all major programmable logic controller (PLC) hardware vendors.  During 2010, the Company continued marketing products for use in SCADA, Industrial Automation and Public Safety Communication marketplaces.

PRODUCTS AND MARKETS

The Company’s ESTeem wireless modem product lines provide wireless communication links between computers, peripherals, and instrumentation controls using radio frequency waves.  The widespread use of computer applications in business, industry and public service has created a dynamic environment of automation and networking, requiring constantly expanding amounts of data transfer.  Prior to the invention of the ESTeem modem, the majority of data transfers used telephone modems or direct cable connections, both of which have costly side effects.  Telephone modems have potentially expensive monthly charges for the use of telephone lines, and direct cable connections can have installation costs as much or more than the cost of the communication system.  ESTeem wireless modem products provide a wireless solution for data transfer by eliminating the need for conventional hardwiring and leased phone lines.

All of the ESTeem models (“ESTeems”) come with industry standard asynchronous or Ethernet communications ports, giving users new dimensions to “Local Area Networking”. ESTeem modems work on a “packet burst” communications concept.  Packet systems, whether hardwired or radio, share the same principle of operation: data is taken from RS-232C, RS-422, RS-485 asynchronous or Ethernet ports and transmitted in “Electronic Packets”.  Once a packet of data is formed, the packet is transmitted in a "burst," from one ESTeem modem to another ESTeem modem, hence the term "packet burst communications." Internal Digi-Repeater features allow the user to increase operating range by relaying transmission through multiple ESTeems to reach a destination ESTeem. An ESTeem can operate as an operating node, a repeater node, or both simultaneously, for increased flexibility.  Secure data communication is provided in the ESTeem products through use of proprietary technology and industry standard techniques.

PRODUCT APPLICATIONS

Some of the major applications and industries in which ESTeem products are being utilized are as follows:

Agriculture	Material Handling
Airport Lighting	Metals
Automotive	Power
Enterprise Networking	Public Safety
Entertainment	Oil/Gas
Factory Floor Networking	Solar Energy
Federal (military)	Water/Wastewater
Marine	Wind Power

PRODUCT LINES

Licensed Narrow Band Products

The Company’s licensed, narrow band “packet burst” radio modems are typically used for commercial, industrial, and public safety applications.  Typical indoor and outdoor fixed base and mobile applications include point to point as well as point to multi-point digital data networking.  The distance is dependent on the product chosen as shown in the table below.  Employing the internal digi-repeater feature in each radio modem can increase the line-of-sight (LOS) distances shown below for each product type.

ESTeem Model	Type	Frequency (MHz)	RF Power (Watts)	RF Data Rate (bps)	LOS Range (Miles)	Interface
192C	Narrow Band Licensed	450 to 470	1 to 5	19.2 K	15	RS-232/422/485
192CHP	Narrow Band Licensed	450 to 470	10, 20, or 30	19.2 K	40-70	RS-232/422/485
192F	Narrow Band Licensed	400 to 420	1 to 5	19.2 K	15	RS-232/422/485
192M	Narrow Band Licensed	150 to 174	1 to 5	19.2 K	15	RS-232/422/485
192MHP	Narrow Band Licensed	150 to 174	10, 20, or 30	19.2 K	40-70	RS-232/422/485

Unlicensed Ethernet Spread Spectrum Products

The Company’s Ethernet radios are high performance spread spectrum transceivers employing the industry standard, 10baseT, Ethernet connectivity for commercial, industrial and public safety applications operating in the unlicensed 2.4 GHz and 900 MHz frequency spectrum with data transfer rates from 200Kbps to 54 Mbps.  Typical installations include data rate critical, point to point, point to multi-point, “last-mile” bridge data networking and mobile applications for distances of approximately 5 to 7 miles line-of-sight without the use of the digi-repeater option.  The high data capability of these products allows them to be used in Video and Voice over Internet Protocol (VoIP) applications.

ESTeem Model	Type	Frequency (MHz)	RF Power (Watts)	RF Data Rate (bps)	LOS Range (Miles)	Interface
195Eg	Unlicensed	2400	1	1-54 M	5-7	Ethernet/Serial
195Ed	Unlicensed	900	.250 to .630	1-54 M	5-7	Ethernet and Serial
195Es	Unlicensed	900	.125 or 1	200K	10	Ethernet and Serial
WLANC	Unlicensed	2400	0.3	1-11 M	300-3000 ft.	Ethernet

Licensed Spread Spectrum Products

The Model 195Ep is a high performance, direct sequence spread spectrum transceiver employing the industry standard, 10baseT, Ethernet connectivity, specifically designed to operate on the US Government allocated frequencies in the 4.9 GHz spectrum for Homeland Defense and first responder networks and infrastructures.  Typical outdoor applications include point to point and point to multi-point digital data networking for distances to approximately 5 to 7 miles line-of-sight without the use of the digi-repeater option.

ESTeem Model	Type	Frequency (MHz)	RF Power (Watts)	RF Data Rate (bps)	LOS Range (Miles)	Interface
195Ep	Licensed	4900	2	1-54 M	5-7	Ethernet

ADDITIONAL PRODUCTS AND SERVICES

The Company offers various accessories to support the ESTeem products.  Accessories including antennas, power supplies and cable assemblies, are purchased from other manufacturers and resold by EST to support the application of ESTeem modems.  The Company provides direct services to customers, such as repair and upgrade of ESTeem products.  To assist in the application of ESTeem wireless modems, the Company also offers professional services, site survey testing, system start-up, and custom engineering services.

PRODUCT DEVELOPMENT

The Company’s products compete in an environment of rapidly changing technology.  This environment results in the necessity of the Company to be continually updating and enhancing existing products, as well as developing new products in order to remain competitive.  Research and Development expenditures for new product development and improvements of existing products by the Company for 2010 and 2009 were $264,389 and $273,389, respectively.  A minimal amount of the Company’s research and development expenses were paid directly by any of the Company’s customers.  During 2010, the Company contracted and will continue to contract, with independent, nonaffiliated, engineering companies specializing in software development and hardware design, when such expertise is required.

Development efforts during 2010 were focused on continued software and hardware refinement to the ESTeem 195E family of products to promote ease of use and network integration for users of the product.  The Company plans continued research and development expenditures for development and improvement projects, as they are deemed necessary.

MARKETING STRATEGY

The majority of the Company’s products sold during 2010 were through the reselling efforts of non-exclusive, non-stocking distributors and resellers of the Company’s products, with the remainder of the Company’s sales distributed directly from the Company’s facility through direct sales to end-users of the ESTeem products.  Customers generally place orders on an "as needed basis".  Shipping of products is generally completed 1 to 15 working days after receipt of a customer order, with the exception of ongoing, scheduled projects, and custom designed equipment for specific customer applications.  As of December 31, 2010, the Company had a minimal sales order backlog.

During 2010, the Company continued advertising in trade publications specifically targeted at users of control, instrumentation, and automation systems, as well as domestic public safety entities.  The Company’s advertising targeted potential users of Programmable Logic Controllers (PLCs).  There are approximately twenty major PLC manufacturers worldwide.  The Company has maintained active attendance at tradeshows targeted toward the customers and markets in which it sells products. During 2010, the Company continued to employ sales managers concentrating marketing efforts in both domestic and Latin American industrial automation, and public safety communication markets.  During 2011, the Company intends to continue this strategy of targeting existing markets of industrial automation and public safety networks.  The Company maintains an internet web site to provide access to product and technical information for both present and potential customers of the Company’s products.  Due to the highly variable configuration possibilities of the Company’s products, and existing reseller relationships, the Company has not implemented an electronic commerce internet website.  The Company provides technical support and service for ESTeem products through phone support, field technicians and internet sources.  The Company believes high quality customer support is necessary and vital to its business.  To maintain a high level of customer support the Company has in the past, and will continue in the future, to make investments and expenditures in support of its customer service programs.

MARKET INFORMATION FOR THE COMPANY’S COMMON STOCK

There is no established market for trading the common stock of the Company.  The common stock is not regularly quoted in the automated quotation system of a registered securities system or association.  The common stock of the Company is traded on the “over-the-counter” market and is listed on the OTC Bulletin Board under the symbol of "ELST".  The following table sets forth the high and low sale prices of the Company’s common stock for the quarterly period indicated for the last two (2) fiscal years.

	Sale Price
	High	Low
2010
First Quarter	$0.55	$0.36
Second Quarter	0.55	0.40
Third Quarter	0.70	0.37
Fourth Quarter	0.60	0.37

2009
First Quarter	$0.35	$0.23
Second Quarter	0.38	0.22
Third Quarter	0.44	0.26
Fourth Quarter	0.55	0.30

The above data was compiled from information obtained from the OTC Bulletin Board quotation service.

The number of record holders of common stock of the Registrant as of January 2, 2011 was 406 persons/entities with an unknown number of additional shareholders who hold shares through brokerage firms.

Our independent stock transfer agent is Computershare Investor Services located at 350 Indiana Street, Suite 800, Golden CO 80401.

Electronic Systems Technology Inc. did not pay any cash distributions during 2010.  Dividends undertaken by the Company are solely at the discretion of the Board of Directors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s discussion and analysis is provided as supplement to, and is intended to be read in conjunction with, the Company’s audited financial statements and the accompanying integral notes (“Notes”) thereto.  The following statements may be forward-looking in nature and actual results may differ materially.

RESULTS OF OPERATIONS

GENERAL:  The Company specializes in the manufacturing and development of wireless modem products.  The Company offers product lines which provide innovative communication solutions for applications not served by existing conventional communication systems.  The Company offers product lines in markets for process automation in commercial, industrial and government arenas domestically, as well as internationally, and domestically to public safety entities for mobile data computer terminal (MDC) applications.  The Company markets its products through direct sales, sales representatives, and domestic, as well as foreign, resellers.  Operations of the Company are sustained solely from revenues received through sales of its products and services.

FISCAL YEAR 2010 vs. FISCAL YEAR 2009

GROSS REVENUES: Total revenues for the fiscal year 2010 were $2,241,655 reflecting an 18% increase from $1,892,000 in gross revenues for fiscal year 2009.  The increase in total revenues is the result of increased product sales during 2010.  Product sales increased to $2,228,798 in 2010, as compared to 2009 sales of $1,867,076, reflecting an increase of 19%.  Management believes the increase in sales revenues is the result of increased sales of products in all of the Company’s market segments, including domestic and foreign industrial automation, federal and MDC applications.  Management believes the increased product sales revenues during 2010 are a direct result of the tenuous economic recovery in the United States and worldwide which has resulted in an increased level of capital expenditure for projects involving the Company’s products.  The Company intends to continue targeting existing markets of industrial controls and MDC applications, and continued sales manager activities for coverage and exposure in the domestic industrial automation market.  Management remains committed to implementing existing marketing strategies, however sustaining sales revenues during 2011 in an environment of fragile economic recovery cannot be guaranteed.

Interest revenues during 2010 decreased to $12,857 from 2009 levels of $24,369 due to decreased rates of return received on the Company’s investments.

OPERATING SEGMENTS

Segment information is prepared on the same basis that the Company’s Management reviews financial information for operational decision-making purposes.  The Company’s operating segment information is contained in “Financial Statements, Notes to Financial Statements, Note 12 – Segment Reporting”.

Domestic Revenues

The Company’s domestic operations represent 75% of the Company’s total sales revenues.  Domestic operations sell ESTeem modem products, accessories and service primarily through domestic resellers, as well as directly to end users of the Company’s products.  Domestic revenues increased to $1,678,803 for the year ended 2010, compared to $1,397,253 for the year ended 2009, reflecting an increase of 20%.  Management believes the increase in domestic segment product sales revenues during 2010 is the result of the tenuous economic recovery in the United States which has resulted in an increased level of capital expenditure for projects involving the Company’s products.  The majority of the Company's domestic product sales for 2010 were used in industrial automation applications. An example of an industrial automation application is a municipal water treatment operation, which employs the ESTeem modem to transmit industrial control information to and from control room areas via a wireless communications infrastructure.  It is the opinion of Management that industrial automation applications will continue to provide the largest portion of the Company's revenues in the foreseeable future.

The Company’s domestic sales included sales of the Company’s products for MDC systems to public entities, which accounted for 5% of the Company’s domestic sales during 2010.  Management believes the weak MDCS sales during 2010 are the result of continued reductions in government funding for projects involving the Company’s products.  An example of an MDC system for a public entity is a local area network (LAN), between police department computer dispatch centers and individual police vehicles. Management believes funding of MDC projects on local, state and federal levels cannot be guaranteed and therefore MDC projects involving the Company’s products become very difficult to predict.

Domestic segment operating income was $278,572 for 2010 as compared with a segment operating income of $81,762 for 2009 due to increased sales revenues and improved segment profit margins during 2010 when compared with 2009.

Foreign Revenues

The Company’s foreign operating segment represents 25% of the Company’s total sales revenues.  The foreign operating segment is based wholly in the United States and maintains no assets outside of the United States.  The foreign operating segment sells ESTeem modem products, accessories and service primarily through foreign resellers, as well as directly to end customers of the Company’s products located outside the United States.

During 2010, the Company had $549,995 in foreign export sales, amounting to 25% of sales revenues for the year, compared with foreign export sales of $469,823 for 2009, reflecting an increase of 17%.  Management believes the increase in foreign segment product sales revenues during 2010 is the result of the tenuous worldwide economic recovery which has resulted in an increased level of capital expenditure for projects involving the Company’s products, specifically industrial automation projects in Colombia and mining applications in Chile and Peru. Products purchased by foreign customers were used primarily in industrial automation applications.  Management believes the majority of foreign export sales are the results of the Company’s Latin American sales staff, EST foreign reseller activity, and the Company’s internet website presence.

Operating income for the foreign segment increased to $232,331 for 2010 as compared with $191,485 for 2009 due to increased segment operating sales revenues during 2010 when compared with 2009.

Unallocated Corporate

Unallocated corporate expenses relate to functions, such as accounting, corporate management and administration that support but are not attributable to the Company’s domestic or foreign operating segments, including salaries, wages and other expenses related to the performance of these support functions.  Unallocated corporate expenses increased to $323,880 during 2010, compared with $250,648 for 2009, and represented expense to total net revenue percentage of 14% and 13% for 2010 and 2009, respectively.

As of December 31, 2010, the Company had minimal sales backlog.  The Company’s customers generally place orders on an "as needed basis".  Shipment of the Company’s products is generally completed within 1 to 15 working days after receipt of customer orders, with the exception of ongoing, scheduled projects, and custom designed equipment for specific customer applications.

COST OF SALES:  Cost of Sales, as a percentage of gross sales, was 39% and 42% respectively, for 2010 and 2009.  Cost of Sales variances result from differences in the product mix sold and occurrences of obsolete inventory expense, as well as differences in the price discounting structure for the mix of products sold during the period.

INVENTORY:  The Company's year-end inventory values for 2010 and 2009 were as follows:

	2010	2009
Parts	$180,059	$258,583
Work in progress	64,884	25,327
Finished goods	176,324	219,416
TOTAL	$421,267	$503,326

The Company's objective is to maintain inventory levels as low as possible to provide maximum cash liquidity, while at the same time meet production and delivery requirements. Approximately 15% of the Company’s inventory at December 31, 2010 consisted of parts having lead times ranging from 12 to 50 weeks. Some parts are maintained at high levels to assure availability to meet production requirements, and accordingly, account for a significant portion of the Company’s inventory value.  Based on past experience with component availability, distributor relationships, and inventory levels, the Company does not foresee shortages of materials used in production.  However, developments in the electronic component marketplace, involving components used by the Company which are also used in cellular phones, pagers and other personal technology devices, have the potential of creating negative availability and delivery issues for components used by the Company.  The Company has been able to procure parts on a timely basis as of the date of this report, however procurement cannot be guaranteed in the future.  If shortages were to occur, material interruption of production and product delivery to customers could occur.  Inventory levels decreased between December 31, 2009 and December 31, 2010, due to increased sales revenues and decreased material purchases by the Company.

OPERATING EXPENSES: Operating expenses increased to $1,185,031 in 2010, from 2009 levels of $1,092,019 primarily due increased bad debt expense, professional services and salaries expenses during 2010.  Material changes in expenses are comprised of the following components: Bad debt expense increased to $46,742 due to the creation of a bad debt reserve for amounts owed to the Company by Schwager Davis.  Schwager Davis notified the Company prior to year end that they had issues with a project using the Company’s products and payment would be delayed until the issues were resolved.  Depreciation expense decreased during 2010 to $32,365 from 2009 levels of $40,142 due to the Company’s decreased depreciable assets and decreased capital purchases.  Professional services increased to $137,745 from 2009 levels of $113,239 due to increased spending on subcontracted engineering expertise and audit costs by the Company during 2010.  Salaries, benefits and related taxes increased to $1,044,198 in 2010, from 2009 levels of $1,030,520, due to the Company recording a bonus payable based on 2010 results for December 31, 2010.  Trade show expenses increased to $44,529 for 2010 compared to $37,485 in 2009 due to increased attendance of trade shows during 2010.  Travel expenses increased to $85,136 for 2010, compared to $65,898 for 2009, due to increased sales and customer support related activities when compared with 2009.  Based on improved sales revenues and profitability during 2010, the Company intends to cautiously discontinue wage reductions that had been implemented during 2009 and 2010, which may result in increased operating expenses during 2011.

FISCAL YEAR 2009 vs. FISCAL YEAR 2008

GROSS REVENUES: Total revenues for the fiscal year 2009 were $1,892,000 reflecting a 13% decrease from $2,169,592 gross revenues for fiscal year 2008.  The decrease in total revenues is the result of decreased product sales and decreased interest revenues during 2009. Product sales decreased to $1,867,076 in 2009, as compared to 2008 sales of $2,108,700, reflecting a decrease in sales of 11%. Management believes the decrease in sales revenues is the result of decreased sales of products in all of the Company’s market segments due to the continued widespread economic downturn experienced both in the United States and worldwide during 2009 resulting in reduced or eliminated capital investment spending by the Company’s customers.  Based on the decrease in sales revenues experienced in 2009 and the tenuous economic recovery in the United States, Management expects similar sales revenues during 2010. The Company intends to continue targeting existing markets of industrial controls and MDC applications, and continued sales manager activities for coverage and exposure in the domestic industrial automation market.  Management remains committed to implementing existing marketing strategies, however sustaining sales revenues for 2010 cannot be guaranteed due to the highly competitive markets in which the Company’s products and services are marketed and the continuing economic downturn in the United States.

Interest revenues decreased to $24,369 from 2008 levels of $59,718 due to decreased rates of return received on the Company’s investments.

OPERATING SEGMENTS

Domestic Revenues

The Company’s domestic operations represent 75% of the Company’s total sales revenues.  Domestic operations sell ESTeem modem products, accessories and service primarily through domestic resellers, as well as directly to end users of the Company’s products.  Domestic revenues decreased to $1,397,253 for the year ended 2009, compared to $1,515,876 for the year ended 2008.  The decrease in domestic revenues is the result of decreased sales for MDC and Industrial Automation applications during 2009.  Management believes the weak domestic sales revenues are due to the continued widespread economic downturn experienced in the United States during 2009 resulting in reduced or eliminated capital investment spending by the Company’s customers.  A majority of the Company's domestic product sales during 2009 were employed in industrial automation applications. An example of an industrial automation application is a municipal water treatment operation, which employs the ESTeem modem to transmit industrial control information to and from control room areas via a wireless communications infrastructure.  It is the opinion of Management that industrial automation applications will continue to provide the largest portion of the Company's revenues in the foreseeable future.

The Company’s domestic sales included sales of the Company’s products for MDC systems to public entities, which accounted for 2% of the Company’s domestic sales during 2009.  Management believes MDCS sales were weak during 2009 due to the continued economic downturn experienced in the United States resulting in reduced government funding for projects involving the Company’s products. Management believes funding of MDC projects on local, state and federal levels cannot be guaranteed and therefore MDC projects involving the Company’s products become very difficult to predict.

Domestic segment operating income was $81,762 for 2009 as compared with a segment operating loss of $129,161 for 2008 due to decreased segment operating expenses during 2009 when compared with 2008.

Foreign Revenues

The Company’s foreign operating segment represents 25% of the Company’s total sales revenues.  The foreign operating segment is based wholly in the United States and maintains no assets outside of the United States.  The foreign operating segment sells ESTeem modem products, accessories and service primarily through foreign resellers, as well as directly to end customers of the Company’s products located outside the United States.

During 2009, the Company had $469,823 in foreign export sales, amounting to 25% of sales revenues for the year, compared with foreign export sales of $592,824 for 2008, reflecting a decrease of 21%. The decrease in segment sales revenues is due to the continued widespread economic downturn experienced both in the United States and worldwide during 2009 resulting in reduced or eliminated capital investment spending by the Company’s customers.  Products purchased by foreign customers were used primarily in industrial automation applications.  Management believes the majority of foreign export sales are the results of the Company’s Latin American sales staff, EST foreign reseller activity, and the Company’s internet website presence.

Operating income for the foreign segment increased to $191,485 for 2009 as compared with $187,866 for 2008 due to decreased segment operating expenses during 2009 when compared with 2008.

Unallocated Corporate

Unallocated corporate expenses relate to functions, such as accounting, corporate management and administration, which support but are not attributable to the Company’s domestic or foreign operating segments, including salaries, wages and other expenses related to the performance of these support functions.  Unallocated corporate expenses decreased during 2009 to $250,648 as compared with $286,520 for 2008, and represented expense to total net revenue percentage of 13% for both 2009 and 2008.

OPERATING EXPENSES: Operating expenses decreased to $1,092,019 in 2009, from 2008 levels of $1,446,312 as a result of cost reduction measures implemented during 2009 which included wage reductions for all Company employees, a hiring freeze for new employees, and minimal planned capital expenditures.  Material changes in expenses are comprised of the following components: Advertising decreased to $14,194 from $18,087 in 2008 due to differences in trade show related advertising when compared with 2008.  Depreciation expense decreased during 2009 to $40,142 from 2008 levels of $50,068 due to the Company’s decreased depreciable assets and decreased capital purchases when compared with 2008.  Supplies and materials expense decreased to $12,124 for 2009 from 2008 levels of $37,328 due to decreased research and development related supplies during 2009. Professional services decreased to $113,239 from 2008 levels of $302,231 due to curtailed spending on subcontracted software development and engineering expertise by the Company during 2009.  Travel expenses decreased to $65,898 for 2009, compared to $98,659 for 2008, due to decreased sales and customer support related activities.  Salaries, benefits and related taxes decreased to $1,030,520 in 2009, from 2008 levels of $1,218,655, due to decreased salaries and wages paid by the Company during 2009 when compared with 2008.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s revenues and expenses resulted in a net income of $129,452 for 2010, increased from a net income of $24,495 for 2009.  The increase in profitability is the result of increased sales revenues and cost reduction measures continued by the Company during 2010. At December 31, 2010, the Company's working capital was $3,008,643 compared with $2,877,352 at December 31, 2009. The Company’s operations rely solely on the income generated from sales.  The Company's major capital resource requirements are payment of employee salaries and benefits and maintaining inventory levels adequate for production.  Extended availability for components critical for production of the Company’s products, ranging from 12 to 50 weeks, require the Company to maintain high inventory levels.  It is Management’s opinion that the Company’s working capital as of December 31, 2010 is adequate for expected resource requirements for the next twelve months.  Based on improved sales revenues and profitability during 2010, the Company intends to cautiously discontinue wage reductions that had been implemented during 2009 and 2010, which may result in increased operating expenses during 2011.

The Company's current asset to current liability ratio at December 31, 2010 was 18.5:1 compared to 33:1 at December 31, 2009.  The decrease in current asset ratio is the result of the Company increased federal income tax liability for year-end 2010.   The Company's cash resources at December 31, 2010, including cash and cash equivalent liquid assets, were $1,133,720, compared to cash resources of $919,608 at year-end 2009.  The increase in cash and cash equivalent liquid assets is the result of timing differences in certificate of deposit maturities and receivable collection cycles when compared with year-end 2009.  The Company’s cash and cash equivalent assets are held in checking and money market investment accounts.

The Company's accounts receivable, adjusted for allowance for uncollectible accounts, at December 31, 2010, were $125,004, compared to $121,993 at year-end 2009.  An allowance for uncollectible accounts of $46,742 was recorded at December 31, 2010 for amounts owed to the Company by Schwager Davis.  Schwager Davis notified the Company prior to year end that they had issues with a project using the Company’s products and payment would be delayed until the issues were resolved.  Management is uncertain regarding the collectability of the subject amounts.  Management believes that all other Company accounts receivable as of December 31, 2010 are collectible.

The Company believes the level of risk associated with customer receipts on export sales is minimal.  Foreign shipments are made only after payment has been received, irrevocable letter of credit terms have been pre-arranged, or on Net 30 day credit terms to established foreign companies with which the Company has distributor relationships.  Foreign orders are generally filled as soon as they are received therefore; foreign exchange rate fluctuations do not impact the Company.

Inventory levels as of December 31, 2010, were $421,267, reflecting a decrease from December 31, 2009 levels of $503,326. The decrease in inventory between December 31, 2009 and December 31, 2010, is due to decreased material purchases by the Company and increased product sales during 2010.

The Company had capital expenditures of $6,040 during 2010.  The Company intends on investing in additional capital equipment as deemed necessary to support development and manufacture of current and future products.  As of December 31, 2010, the Company's current liabilities increased to $172,128, from 2009 year-end levels of $90,000.  The increase in current liabilities is the result of the Company’s increased federal income tax liability of $77,171 for year-end 2010.

The Company had no off balance sheet arrangements for the year ended December 31, 2010.

Inflation had minimal adverse effect on the Company’s operations during 2010.  Minimal adverse effect is anticipated during 2011.

FORWARD LOOKING STATEMENTS: The above discussion may contain forward-looking statements that involve a number of risks and uncertainties.  In addition to the factors discussed above, among other factors that could cause actual results to differ materially are the following: competitive factors such as rival wireless architectures and price pressures; availability of third party component products at reasonable prices; inventory risks due to shifts in market demand and/or price erosion of purchased components; change in product mix, and risk factors that are listed in the Company’s reports and registrations statements filed with the Securities and Exchange Commission.

Conclusions of Management Regarding Effectiveness of Disclosure Controls and Procedures.

Under the supervision and with the participation of our Management, including the Chief Executive Officer and Chief Financial Officer, we have evaluated the effectiveness of our disclosure controls and procedures (as such terms are defined under Rule 13a-15(e) and Rule 15d-15(e) promulgated under the Exchange Act ) as of the end of the period covered by this report. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that there was a material weakness affecting our internal control over financial reporting and, as a result of this weakness, our disclosure controls and procedures were not effective as of December 31, 2010.

Management’s Report on Internal Control over Financial Reporting.

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting for the company. The Company’s internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of our financial reporting for external purposes in accordance with accounting principles generally accepted in the United States of America. Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect our transactions; providing reasonable assurance that transactions are recorded as necessary for preparation of our financial statements; providing reasonable assurance that receipts and expenditures of company assets are made in accordance with management authorization; and providing reasonable assurance that unauthorized acquisition, use or disposition of company assets that could have a material effect on our financial statements would be prevented or detected on a timely basis. Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of our financial statements would be prevented or detected.

As of December 31, 2010 management conducted an assessment of the effectiveness of EST’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in “Internal Control — Integrated Framework,” issued by the Committee of Sponsoring Organizations (COSO) of the Treadway Commission. Management, under the supervision and with the participation of the Company’s Chief Executive Officer and Chief Financial Officer, assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010 and concluded that it is ineffective in assuring that the financial reports of the Company are free from material errors or misstatements. The material weakness is as follows:

We did not maintain effective controls to ensure appropriate segregation of duties as the same officer and employee was responsible for the initiating and recording of transactions, thereby creating segregation of duties weaknesses. Due to the (1) significance of segregation of duties to the preparation of reliable financial statements, (2) the significance of potential misstatement that could have resulted due to the deficient controls and (3) the absence of sufficient other mitigating controls, we determined that this control deficiency resulted in more than a remote likelihood that a material misstatement or lack of disclosure within the annual or interim financial statements will not be prevented or detected.

Management’s Remediation Initiatives

This Annual Report does not include an attestation report of the Company’s registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only Management’s report in this Annual Report.

Management has evaluated and continues to evaluate, avenues for mitigating our internal controls weaknesses, but mitigating controls have been deemed to be impractical and prohibitively costly due to the size of our organization at the current time.  Management does not foresee implementing a cost effective method of mitigating our internal control weaknesses in the near term. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within the Company have been detected.  These inherent limitations include the realities that judgments in decision making can be faulty and that breakdowns can occur because of simple error or mistake.  The design of any system of controls is based in part on certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Projections of any evaluation of controls effectiveness to future periods are subject to risk.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

DBA ESTEEM WIRELESS MODEMS

FINANCIAL STATEMENTS

AND

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

TABLE OF CONTENTS

Page
Report of Independent Registered Public Accounting Firm	17

Financial Statements:

Balance Sheets	18-19

Statements of Operations	20

Statements of Changes in Stockholders’ Equity	21

Statements of Cash Flows	22

Notes to Financial Statements	23-32

Supplemental Schedules of Operating Expenses	34

Supplemental Schedules of Selected Financial Data	35

Moe O’Shaughnessy & Associates, P.S.

Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of

Electronic Systems Technology, Inc.

Kennewick, WA

We have audited the accompanying balance sheets of Electronic Systems Technology, Inc., dba ESTeem Wireless Modems, as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2010.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Electronic Systems Technology, Inc., as of December 31, 2010 and 2009, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental schedules of operating expenses and selected financial data are presented for purposes of additional analyses and are not a required part of the basic financial statements.  Such supplemental schedules have been subjected to the auditing procedures applied in the examination of the basic financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Moe O’Shaughnessy & Associates, P.S.

Spokane, Washington

February 28, 2011

427 W. Sinto Avenue, Ste. 200, Spokane, Washington 99201

Phone (509) 325-4900 Fax (509) 325-9345 E-Mail moaps@moaps.net

BALANCE SHEETS

DECEMBER 31, 2010 AND 2009

ASSETS

	2010	2009
CURRENT ASSETS
Cash	$ 51,867	$ 19,705
Money market investment	1,081,853	899,903
Certificates of deposit	1,472,000	1,372,000
Accounts receivable, net of allowance for
doubtful accounts of $47,664 and $922	125,004	121,993
Inventory	421,267	503,326
Prepaid insurance	8,780	8,404
Prepaid expenses	18,409	17,412
Accrued interest	1,591	3,713
Prepaid federal income taxes	-	20,896

Total Current Assets	3,180,771	2,967,352

PROPERTY AND EQUIPMENT – NET	44,255	70,580

DEPOSITS	4,304	340

DEFERRED INCOME TAX BENEFIT	49,400	32,600

	$ 3,278,730	$ 3,070,872

		(Continued)

See Notes to Financial Statements.

 BALANCE SHEETS

DECEMBER 31, 2010 AND 2009

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2010	2009
CURRENT LIABILITIES
Accounts payable	$ 31,651	$ 33,275
Refundable deposits	-	7,106
Accrued wages and bonus	22,994	3,360
Accrued payroll and other taxes	7,623	5,071
Accrued vacation pay	32,689	41,188
Federal income tax payable	77,171	-

Total Current Liabilities	172,128	90,000

DEFERRED INCOME TAXES	13,000	21,500

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ EQUITY
Common stock - $.001 par value 50,000,000
shares authorized, 5,158,667 issued and
outstanding	5,159	5,159
Additional paid-in capital	998,228	993,450
Retained earnings	2,090,215	1,960,763

	3,093,602	2,959,372

	$ 3,278,730	$ 3,070,872

		(Concluded)

See Notes to Financial Statements.

 STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009, AND 2008

	2010	2009	2008

SALES – NET	$ 2,228,798	$ 1,867,076	$ 2,108,700

COST OF SALES	869,601	777,382	951,095

GROSS PROFIT	1,359,197	1,089,694	1,157,605

OPERATING EXPENSES	1,185,031	1,092,019	1,446,312

OPERATING INCOME (LOSS)	174,166	(2,325)	(288,707)

OTHER INCOME
Interest income	12,857	24,369	59,718
Other income (expense)	-	555	1,174

	12,857	24,924	60,892

INCOME (LOSS) BEFORE INCOME
TAXES	187,023	22,599	(227,815)

PROVISION FOR FEDERAL INCOME
TAXES	57,571	(1,896)	(71,628)

NET INCOME (LOSS)	$ 129,452	$ 24,495	$ (156,187)

BASIC EARNINGS (LOSS) PER SHARE	$ 0.03	$ 0.00	$ (0.03)

DILUTED EARNINGS (LOSS) PER
SHARE	$ 0.02	$ 0.00	$ (0.03)

See Notes to Financial Statements.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009, AND 2008

	Common Stock		Paid-In	Retained
	Shares	Amount	Capital	Earnings	Total

BALANCE AT JANUARY 1, 2008	$ 5,153,667	$ 5,154	$ 978,565	$2,195,629	$3,179,348

STOCK OPTIONS EXCERCISED	5,000	5	3,895	-	3,900

COMPREHENSIVE INCOME:
Net income (loss)	-	-	-	(156,187)	(156,187)

SHARE-BASED COMPENSATION	-	-	7,840	-	7,840

CASH DIVIDEND	-	-	-	(103,174)	(103,174)

BALANCE AT DECEMBER 31, 2008	5,158,667	5,159	990,300	1,936,268	2,931,727

COMPREHENSIVE INCOME:
Net income	-	-	-	24,495	24,495

SHARE BASED COMPENSATION	-	-	3,150	-	3,150

BALANCE AT DECEMBER 31, 2009	5,158,667	5,159	993,450	1,960,763	2,959,372

COMPREHENSIVE INCOME:
Net income	-	-	-	129,452	129,452

SHARE BASED COMPENSATION	-	-	4,778	-	4,778

BALANCE AT DECEMBER 31, 2010	$ 5,158.667	$ 5,159	$ 998,228	$2,090,215	$ 3,093,602

See Notes to Financial Statements.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009, AND 2008

	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ 129,452	$ 24,495	$ (156,187)
Noncash expenses included in income:
Depreciation	32,365	40,142	50,068
Allowance for doubtful accounts	46,742	(555)	(649)
Deferred income taxes	(25,300)	(18,600)	(7,900)
Share-based compensation	4,778	3,150	7,840
Decrease (increase) in current assets:
Accounts receivable, net	(49,753)	73,991	86,284
Inventory	82,059	136,453	(41,578)
Other current assets	749	10,734	(3,686)
Prepaid federal income taxes	20,896	16,704	(37,600)
Federal income taxes receivable	-	63,842	(63,842)
Increase (decrease) in current liabilities:
Accounts payable and other current liabilities	4,957	(3,548)	(143,008)
Federal income taxes payable	77,171	-	(12,304)
Net Cash From Operating Activities	324,116	346,808	(322,562)

CASH FLOWS FROM INVESTING ACTIVITIES:
Deposits and long term prepaids	(3,964)	-	-
Purchase of investments and certificates of deposit	(1,655,000)	(1,981,000)	(2,052,000)
Proceeds from sales of investments and certificates of deposit	1,555,000	2,041,000	1,520,000
Additions to property and equipment	(6,040)	-	(13,349)
Net Cash From Investing Activities	(110,004)	60,000	(545,349)

CASH FLOWS FROM FINANCING ACTIVITIES:
Stock options exercised	-	-	3,900
Cash dividend	-	-	(103,174)
Net Cash From Financing Activities	-	-	(99,274)

NET INCREASE (DECREASE) IN CASH & EQUIVALENTS	214,112	406,808	(967,185)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	919,608	512,800	1,479,985

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 1,133,720	$ 919,608	$ 512,800

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION:
Cash paid (received) during the year for:
Income taxes	$ (5,700)	$ (63,842)	$ 49,904

Cash and cash equivalents:
Cash	$ 51,867	$ 19,705	$ 53,201
Money market	1,081,853	899,903	459,599

	$ 1,133,720	$ 919,608	$ 512,800

See Notes to Financial Statements.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

DBA ESTEEM WIRELESS MODEMS

NOTES TO FINANCIAL STATEMENTS

1.

Organization and Summary of Significant Accounting Policies

Business Organization

The Company was incorporated under the laws of the State of Washington on February 10, 1984, primarily to develop, produce, sell and distribute wireless modems that will allow communication between peripherals via radio frequency waves.  On November 12, 1984, the Company sold 3,000,000 shares of its unissued common stock to the public at an offering price of $.30 per share, arbitrarily determined by the underwriter.

Effective September 13, 2007, the Company announced their establishment of a “doing business as” or dba structure, based on the Company’s registered trade name of ESTeem (tm) Wireless Modems.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses.  Estimates used in the accompanying financial statements include allowance for uncollectible accounts receivable, inventory obsolescence, useful lives of depreciable assets, and deferred income taxes.  Actual results could differ from those estimates.

Concentrations of Credit Risks

Financial instruments that potentially subject the Company to credit risk consists of cash and customer receivables.

The Company places its cash with three major financial institutions.  During the period, the Company had cash balances that were in excess of federally insured limits.

The Company’s customers, to which trade credit terms are extended, consist of United States and local governments and foreign and domestic companies.

1.

Organization and Summary of Significant Accounting Policies - (Continued)

Revenue Recognition

The Company recognizes revenue from product sales when the goods are shipped or delivered and title and risk of loss pass to the customer.  Provision for certain sales incentives and discounts to customers are accounted for as reductions in sales in the period the related sales are recorded.  Sales are recorded net of applicable state and local sales tax.  Products sold to foreign customers are shipped after payment is received in U.S. funds, unless an established distributor relationship exists or the customer is a foreign branch of a U.S. company.

Revenues from site support and engineering services are recognized as the Company performs the services.  Amounts billed and collected before the services are performed are included in deferred revenues.  Revenue is recognized based upon proportional performance when the contract contains performance milestones.

The Company does not generally sell its products with the right of return.  Therefore, returns are reported when they occur.

The Company warrants its products as free of manufacturing defects and provides a refund of the purchase price, repair or replacement of the product for a period of one year from the date of installation by the first user/customer.  No allowance for estimated warranty repairs or product returns has been recorded.

Financial Instruments

The Company’s financial instruments are cash and cash equivalents, accounts receivable and accounts payable.  The recorded values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values based on their short-term nature.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash, certificates of deposit and money market accounts purchased with original maturities of three months or less.

Allowance for Uncollectible Accounts

The Company uses the allowance method to account for uncollectible accounts receivable.  Accounts receivable are presented net of an allowance for doubtful accounts of $47,664 and $922 as of December 31, 2010 and 2009, respectively.  The Company’s policy for writing off past due accounts receivable is based on the amount, time past due, and response received from the subject customer.

Accounts receivable include $50 of amounts due which are over ninety days past due at December 31, 2010.

1.

Organization and Summary of Significant Accounting Policies - (Continued)

Inventory

Inventories are stated at lower of direct cost or market.  Cost is determined on an average cost basis that approximates the first-in, first-out (FIFO) method.  Market is determined based on net realizable value and consideration is given to obsolescence.

Property and Equipment

Property and equipment is carried at cost.  Depreciation is computed using the straight-line method over the estimated useful lives of the assets.  The useful life of property and equipment for purposes of computing depreciation is three to seven years.  The Company periodically reviews its long-lived assets for impairment and, upon indication that the carrying value of such assets may not be recoverable, recognizes an impairment loss by a charge against current operations.  The Company normally capitalizes non consumable assets with a cost greater than one thousand dollars.

Investments

Certificates of deposit with original maturities ranging from three months to twelve months were purchased for $1,472,000, at December 31, 2010.

Capitalized Software Costs

Capitalized software costs consist of costs to purchase and develop software.  The Company capitalizes the costs of creating a software product to be sold, leased or otherwise marketed, for which technological feasibility has been established.  Amortization of the software product, on a product-by-product basis, begins on the date the product is available for distribution to customers and continues over the estimated revenue-producing life, not to exceed five years.  All software costs were fully amortized at December 31, 2006.

Income Taxes

The provision for income taxes is computed on the pretax income based on the current tax law.  Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates.

Research and Development

Research and development costs are expensed as incurred.  Research and development expenditures for new product development and improvements of existing products by the Company for 2010, 2009, and 2008, were $264,389, $273,389, and $490,239, respectively.

1.

Organization and Summary of Significant Accounting Policies – (Continued)

Advertising Costs

Costs incurred for producing and communicating advertising are expensed when incurred.  Advertising costs for the years ended December 31, 2010, 2009, and 2008, were $15,615, $14,194, and $18,087, respectively.

Reclassifications

Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation.  These reclassifications had no effect on previously reported results of operations or retained earnings.

Share-Based Compensation

FASB ASC 718 requires all share-based payments to employees, including grants of employee stock options, be measured at fair value and expensed in the statement of operations over the service period.  See Note 7 for additional information.  In addition to the recognition of expense in the financial statements, under FASB ASC 718, any excess tax benefits received upon exercise of options will be presented as a financing activity inflow rather than an adjustment of operating activity as presented in prior years.

2.

Inventories

Inventories consist of the following:

	2010	2009
Parts	$ 180,059	$ 258,583
Work in progress	64,884	25,327
Finished goods	176,324	219,416

	$ 421,267	$ 503,326

3.

Property and Equipment

Property and equipment consist of the following:

	2010	2009
Laboratory equipment	$ 561,742	$ 560,918
Furniture and fixtures	16,398	16,398
Dies and molds	105,353	105,353
	683,493	682,669
Accumulated depreciation	(639,238)	(612,089)

	$ 44,255	$ 70,580

4.

Provision for Income Taxes

The Company uses the asset and liability approach in accounting for income taxes.

The provision for federal income taxes consisted of:

	2010	2009	2008
Current	$ 82,871	$ 16,704	$ (63,728)
Deferred	(25,300)	(18,600)	(7,900)

Provision for federal income taxes	$ 57,571	$ (1,896)	$ (71,628)

The components of deferred tax assets and liabilities at December 31 were as follows:

	2010	2009
Deferred tax assets:
Accrued liabilities	$ 11,100	$ 14,000
Inventory adjustment	15,500	9,300
Capital loss carryforward	6,600	9,000
Allowance for doubtful accounts	16,200	300

Total	$ 49,400	$ 32,600

Deferred tax liabilities:
Depreciable property	$ 13,000	$ 21,500

Total	$ 13,000	$ 21,500

The differences between the provision for income taxes and income taxes computed using the U.S. federal income tax rate were as follows:

	2010	2009	2008

Amount computed using the statutory rate	$ 82,871	$ 16,704	$ (63,728)
Decrease in deferred tax (assets)
liabilities	(25,300)	(18,600)	(7,900)

Provision for federal income taxes	$ 57,571	$ (1,896)	$ (71,628)

4.

Provision for Income Taxes – (Continued)

The Company files federal income tax returns in the United States only.  The Company is no longer subject to federal income tax examination by tax authorities for years before 2007.  Effective January 1, 2007, the Company adopted the provisions of FASB ASC 740, formerly “Accounting for Uncertainty in Income Taxes” (FIN48).  FASB ASC 740 prescribes a minimum probability threshold that a tax position must meet before a financial statement benefit is recognized.  The Company has evaluated all tax positions for open years and has concluded that they have no material unrecognized tax benefits.

The provision for federal income taxes included penalties of $228 and $114, for years ending 2010 and 2008.

5.

Profit Sharing Salary Deferral 401-K Plan

The Company sponsors a Profit Sharing Plan and Salary Deferral 401-K plan and trust.  All employees over the age of twenty-one are eligible.  On January 1, 2006, the Company adopted a four percent salary matching provision.  The Company contributed $27,864, $29,364 and $35,656 to the plan at December 31, 2010, 2009, and 2008, respectively.

6.

Employee Profit Sharing Bonus Program

The Company makes contributions to the Employees Profit Sharing Bonus Program (a non-qualified plan) based upon ten percent of the first $100,000 of pre-tax net income plus eight percent on pre-tax net income in excess of $100,000.  The Company has accrued contributions for the year 2010 amounting to $18,765.

7.

Share-Based Compensation

The Company grants stock options to individual employees and directors with three years continuous tenure.  After termination of employment, stock options may be exercised within ninety days.

The fair value of each option award is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in:

	2010	2009	2008
Dividend yield	0.00%	6.06%	2.35%
Expected volatility	93%	108%	75%
Risk-free interest rate	1.38%	1.38%	2.24%
Expected term (in years)	3	3	3
Estimated fair value per option granted	$ 0.30	$ 0.18	$ 0.39

The average risk-free interest rate is based on the three-year U.S. Treasury Bond rate in effect as of the grant date.  The expected volatility is determined using a weighted average of weekly historical volatility of the stock price over a period of one year prior to the grant dates.  The Company uses historical data to estimate option exercise rates.  The option exercise rate for option grants in 2010 was eight percent.

7.

Share-Based Compensation – (Continued)

In the years ended December 31, 2010, 2009, and 2008, the Company recognized $4,778, $3,150, and $7,840, respectively, in share-based compensation expense.  No non-vested share-based compensation arrangements existed as of December 31, 2010.

A summary of option activity follows:

			Weighted
		Weighted	-Average
		-Average	Remaining
		Exercise	Contractual
	Number	Price Per	Term
	Outstanding	Share	(Years)
Balance at 12/31/07	555,000	$ 0.71	1.1
Granted	200,000	0.81
Exercised	(5,000)	0.78
Canceled	(180,000)	0.78
Balance at 12/31/08	570,000	0.73	1.1
Granted	195,000	0.31
Exercised	-	-
Canceled	(200,000)	0.68
Balance at 12/31/09	565,000	0.60	1.1
Granted	195,000	0.45
Exercised	-	-
Canceled	(175,000)	0.68
Balance at 12/31/10	585,000	0.52	1.1

Exercisable at 12/31/10	585,000	0.52	1.1

The aggregate intrinsic value of the options outstanding and exercisable at December 31, 2010, was $78,000.

8.

Earnings per Share

The following table represents the calculation of net earnings per common share – basic and diluted:

	2010	2009	2008

Net income (loss)	$ 129,452	$ 24,495	$(156,187)
Basic earnings per share:
Weighted average shares outstanding	5,158,667	5,158,667	5,157.916

			(Continued)

8.

Earnings per Share – (Continued)

	2010	2009	2008
Diluted earnings per share:
Weighted average shares outstanding	5,158,667	5,158,667	5,157,916
Incremental shares from assumed
conversion of stock options	79,865	13,948	-
Weighted average shares outstanding	5,238,532	5,172,615	5,157,916

Net earnings (loss) per common share-basic	$ 0.03	$ 0.00	$ (0.03)
Net earnings (loss) per common share-
diluted	$ 0.02	$ 0.03	$ (0.03)

9.

Leases

The Company leases its facilities from a port authority, under beneficial terms for $3,692 monthly for three years, expiring in September 2011, with annual increases based upon the Consumer Price Index.  The lease expense for the years ended December 31, 2010, 2009, and 2008 was $46,885, $44,824 and $43,536, respectively.

Future minimum lease payments required under the above operating lease for the year ending December 31, 2011, amount to $36,323.

10.

Related Party Transactions

For the years ended December 31, 2010, 2009, and 2008, services in the amount of $73,672, $49,716, and $114,403, respectively, were contracted with a manufacturing process company, Manufacturing Services, Inc.  The president and past president of Manufacturing Services, Inc., are members of the Board of Directors of Electronic Systems Technology, Inc.

11.

Commitments and Contingencies

The Company purchases certain key components necessary for the production of its products from a limited number of suppliers.  The components provided by the suppliers could be replaced or substituted by other products.  It is possible that if this action became necessary, an interruption of production and/or material cost expenditures could take place.

In 2009, the Company entered into a licensing agreement with Wi-LAN, Inc. (a Canadian Company), to pay royalties for certain licensing rights and liability releases.  Such amounts were not significant in 2009 and 2010.

The Company has evaluated subsequent events through February 28, 2011, the date the financial statements were available to be issued.

12.

Segment Reporting

Segment information is prepared on the same basis that the Company’s management reviews financial information for operational decision making purposes.  Electronic Systems Technology, Inc., has two reportable segments, domestic and foreign, based on the geographic location of the customers.  Both segments sell radio modem products (requiring an FCC license or license free Ethernet products), related accessories for radio modem products for industrial automation projects, and mobile data computer products.  The foreign segment sells the Company’s products and services outside the United States.

Domestic customers represent approximately seventy-five percent of total net revenues.  Foreign customers represent approximately twenty-five percent of total net revenues.  No individual customer comprised more than ten percent of sales revenue.  Revenues from foreign countries consist primarily of revenues from Canada, Mexico, and South American countries.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies, Note 1.  Management evaluates performance based on net revenues and operating expenses.  Administrative functions such as finance and information systems are centralized.  However, where applicable, portions of the administrative function expenses are allocated between the operating segments.  The operating segments share the same manufacturing and distributing facilities. Costs of operating the manufacturing plant, equipment, inventory, and accounts receivable are allocated directly to each segment.

12.

Segment Reporting – (Continued)

Summary financial information for the two reportable segments is as follows:

			Unallocated
2010	Domestic	Foreign	Corporate	Total

Total sales	$ 1,678,803	$ 549,995	$ -	$2,228,798
Total other income	12,857	-	-	12,857
Depreciation	29,853	-	2,512	32,365
Earnings (loss) before tax	278,572	232,331	(323,880)	187,023
Identifiable assets	154,367	9,712	3,114,651	3,278,730
Net capital expenditures	3,845	-	2,195	6,040

2009

Total sales	$ 1,397,253	$ 469,823	$ -	$ 1,867,076
Total other income	24,924	-	-	24,924
Depreciation	37,595	-	2,547	40,142
Earnings (loss) before tax	81,762	191,485	(250,648)	22,599
Identifiable assets	165,446	27,127	2,878,299	3,070,872
Net capital expenditures	-	-	-	-

2008

Total sales	$ 1,515,876	$ 592,824	$ -	$ 2,108,700
Total other income	60,892	-	-	60,892
Depreciation	47,348	-	2,720	50,068
Earnings (loss) before tax	(129,161)	187,866	(286,520)	(227,815)
Identifiable assets	231,963	65,809	2,762,103	3,059,875
Net capital expenditures	9,851	-	3,498	13,349

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

DBA ESTEEM WIRELESS MODEMS

SUPPLEMENTAL SCHEDULES

SUPPLEMENTAL SCHEDULES OF OPERATING EXPENSES

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009, AND 2008

	2010	2009	2008

Advertising	$ 15,615	$ 14,194	$ 18,087
Bad debt expense	46,742	-	-
Commissions – sales	-	1,841	6,680
Dues and subscriptions	1,364	1,444	2,347
Depreciation	32,365	40,142	50,068
Insurance	12,438	12,475	13,144
Materials and supplies	14,277	12,124	37,328
Office and administration	7,042	7,603	12,438
Printing	4,161	3,591	6,630
Professional services	137,745	113,239	302,231
Rent and utilities	60,537	58,615	57,140
Repair and maintenance	4,192	4,985	5,016
Salaries	823,845	811,491	987,551
Taxes	220,353	219,029	231,104
Telephone	9,471	9,031	10,681
Trade shows	44,529	37,485	37,737
Travel expenses	85,136	65,898	98,659

	1,519,812	1,413,187	1,876,841

Expenses allocated to cost of sales	(334,781)	(321,168)	(430,529)

	$ 1,185,031	$ 1,092,019	$ 1,446,312

SUPPLEMENTAL SCHEDULES OF SELECTED FINANCIAL DATA

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009, 2008, 2007 AND 2006

	2010	2009	2008	2007	2006

Sales – net	$ 2,228,798	$ 1,867,076	$2,108,700	$ 3,002,521	$ 2,617,810
Gross profit	1,359,197	1,089,694	1,157,605	1,847,198	1,599,012
Income (loss) before provision for income taxes	187,023	22,599	(227,815)	463,136	343,014
Provision for income taxes	57,571	(1,896)	(71,628)	143,814	116,925
Net income (loss)	129,452	24,495	(156,187)	319,322	226,089
Comprehensive income (loss)	129,452	24,495	(156,187)	319,322	226,089
Net income (loss) per share – basic	0.03	0.00	(0.03)	0.06	0.04
Weighted average number of shares outstanding	5,158,667	5,158,667	5,157,916	5,153,667	5,152,968
Total assets	3,278,730	3,070,872	3,059,875	3,477,208	3,319,851
Stockholders’ equity	3,093,602	2,959,372	2,931,727	3,179,348	2,959,000
Stockholders’ equity per share	0.60	0.57	0.57	0.62	0.57
Working capital	3,008,643	2,877,352	2,828,165	3,046,967	2,824,793
Current ratio	18.5:1	33.0:1	31.2:1	13.2:1	10.1:1
Equity to total assets	94%	96%	96%	91%	89%

CORPORATE DIRECTORY

DIRECTORS	INDEPENDENT AUDITORS

Tommy L. Kirchner	Moe O’Shaughnessy & Associates, P.S.
President	427 W Sinto Ave., Ste. 200
Chief Executive Officer	Spokane, Washington 99201
Electronic Systems Technology Inc.
TRANSFER AGENT
Robert Southworth
Patent Attorney (Retired)	Computershare Investor Services
U.S. Department of Energy	350 Indiana Street, Suite 800
Golden CO 80401
Melvin H. Brown	(303) 262-0600
President/Chief Executive Officer (Retired)
Manufacturing Services, Inc.	The Transfer Agent should be contacted for questions
regarding changes in address, name, or ownership, lost
Michael S. Brown	certificates, and consolidation of account. When
President/Chief Executive Officer	corresponding with the Transfer Agent, shareholders
Manufacturing Services, Inc.	should state the exact name(s) in which the stock is
registered and certificate number of the certificate(s).
Jon Correio
Vice President, Finance & Administration	FORM 10-K
Electronic Systems Technology, Inc.
A copy of the Company’s Form 10-K, as filed with the
John L. Schooley	Securities and Exchange Commission, is available upon
Former President of Remtron, Inc.	request.

EXECUTIVE OFFICERS	CORPORATE AND INVESTOR INFORMATION

T. L. Kirchner	Please direct inquiries to:
President/Chief Executive Officer	Investor Relations Department
Electronic Systems Technology, Inc.
Jon Correio	415 N. Quay Street, Bldg B1
Vice President, Finance & Administration	Kennewick, Washington 99336
Secretary/Treasurer
The annual meeting of stockholders of Electronic Systems
CORPORATE HEADQUARTERS	Technology, Inc. will be held at 3:00 p.m. on June 3, 2011,
at:
Electronic Systems Technology, Inc.
415 N. Quay Street, Bldg B1	Red Lion Hotel
Kennewick, Washington 99336	1101 N. Columbia Center Blvd.
(509) 735-9092	Kennewick, Washington 99336
(509) 783-5475 (Facsimile)
All stockholders are encouraged to attend.